Exhibit 5.1

Cassels Brock & Blackwell LLP
40 King Street West, Suite 2100
Scotia Plaza
Toronto, ON  M5H 3C2

July 16, 2010

The Board of Directors of Altair Nanotechnologies Inc.
204 Edison Way
Reno, Nevada 89502

Re:      Prospectus Supplement to Registration Statement on Form S-3

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Altair Nanotechnologies Inc., a corporation incorporated under the Canada Business Corporations Act (the "Corporation"), in connection with the Registration Statement on Form S–3 to which this opinion letter is an exhibit (the “Registration Statement”) filed with the Securities and Exchange Commission (the "Commission") by the Corporation under the Securities Act of 1933, as amended (the “Securities Act”).  The Corporation has provided us with a prospectus (the “Prospectus”), which forms part of the Registration Statement.  The Prospectus provides for the registration by the Corporation of 19,428,572 common shares of the Corporation (the “Common Shares”) with associated share purchase rights (the “Rights”), which may be sold by an existing security holder (the “Selling Shareholder”).  The Common Shares to be sold by the Selling Shareholder, may be sold from time to time, on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

Each Common Share includes an attached Right arising under, and subject to the terms of that certain Amended and Restated Shareholder Rights Plan Agreement, dated October 15, 1999, by and between the Company and Equity Transfer Services Inc., as further amended by that certain Amendment No. 1 to Amended and Restated Shareholder Rights Plan Agreement dated October 6, 2008 (collectively, the “Rights Agreement”).

In connection with the opinions hereinafter expressed, we have conducted or caused to be conducted such searches as we have considered necessary, advisable or relevant.  We have also prepared or examined all such documents, corporate records of the Corporation, certificates of officers of the Corporation, and other materials as we considered advisable or relevant.  We have also examined such statutes, corporate and public records and other documents including certificates or statements of public officials, and considered such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed.  For the purposes of the opinions set forth below, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity at all relevant times of any natural person signing any such document.

The opinion set forth in paragraph 2 below is limited to the corporate authorization and valid issuance of the Rights under the laws of the Province of Ontario.  We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the authorization, execution, delivery or administration of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.  In rendering the opinion set forth in paragraph 2 below, we have assumed that the Corporation’s Board of Directors has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance of the Rights.

We are solicitors qualified to carry on the practice of law in the Province of Ontario only.  We express no opinion as to any laws, or matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable to the Corporation as such laws exist on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1.    The Common Shares have been duly authorized for issuance and, when issued, were validly issued as fully paid and non-assessable common shares in the capital of the Corporation.

2.    The Rights associated with the Common Shares have been validly issued under the Rights Agreement.

We hereby consent to the reference to our firm under "Legal Matters" in the Prospectus which constitutes a part of the Registration Statement and to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act with the Commission as an exhibit to the Registration Statement.

Yours very truly,

/s/ Cassels Brock & Blackwell LLP